Filed pursuant to Rule 424(b)(7)
File No. 333-148907

PROSPECTUS SUPPLEMENT NO. 2

TO PROSPECTUS DATED JANUARY 28, 2008

Lincare Holdings Inc.

2.75% Convertible Senior Debentures due 2037—Series A

2.75% Convertible Senior Debentures due 2037—Series B

This Prospectus Supplement supplements and amends our prospectus dated January 28, 2008 (as previously supplemented and amended, the “Prospectus”) relating to the offer and resale by certain of our securityholders of up to $275,000,000 aggregate principal amount of our 2.75% Convertible Senior Debentures due 2037—Series A (the “Series A Debentures”) and $275,000,000 aggregate principal amount of our 2.75% Convertible Senior Debentures due 2037—Series B (the “Series B Debentures” and, together with the Series A Debentures, the “Debentures”) and shares of our common stock issuable upon conversion of the Debentures. We will not receive any of the proceeds from the sale of the Debentures or shares of common stock issuable upon conversion of the Debentures by any of the selling securityholders.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, except to the extent information in this prospectus supplement supersedes any information contained in the Prospectus. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.

Investing in the Debentures involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 1, 2008.

SELLING SECURITYHOLDERS

The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the Prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth below regarding such selling securityholder supersedes the information in the Prospectus. The information appearing in the table below is qualified by reference to, and must be read in conjunction with, the text and information appearing under the heading “Selling Securityholders” in the Prospectus.

None of these selling securityholders or any of their affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our affiliates during the past three years. The information contained herein is based on information provided by or on behalf of the selling securityholders in a selling securityholder questionnaire and is as of the date specified by the selling securityholders in such questionnaires.

Selling Securityholder(1)	Principal Amount of Series A Debentures Offered(2)	Principal Amount of Series B Debentures Offered(2)	Number of Shares of Common Stock Beneficially Owned(3)(4)		Number of Shares of Common Stock Being Offered(2)(3)	Number of Shares of Common Stock Beneficially Owned After the Offering(2)(5)
Absolute Strategies Fund(6)	521,000	—	10,161		10,161	0
ACE Tempest Reinsurance Ltd.(7)(8)	155,000	—	3,023		3,023	0
Arlington County Employees Retirement System(7)(8)	105,000	—	2,047		2,047	0
BP Master Trust for Employee Pension Plans(6)	1,396,000	—	27,288		27,288	0
Chrysler LLC Master Retirement Trust(7)(8)	690,000	—	13,458		13,458	0
Credit Suisse Securities (USA) LLC(8)	12,427,000		242,381		242,381	0
Delaware Public Employees Retirement System(7)(8)	385,000	—	7,509		7,509	0
Delta Pilots Disability & Survivorship Trust – CV(7)(8)	80,000	—	1,560		1,560	0
Empyrean Capital Fund, LP(9)	1,522,500	3,235,300	107,718	(10)	92,798	14,920	(10)
Empyrean Capital Overseas Fund, Ltd(9)	2,477,500	5,264,700	175,093	(10)	151,006	24,087	(10)
F.M. Kirby Foundation, Inc.(7)(8)	115,000	—	2,243		2,243	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(7)(8)	65,000	—	1,267		1,267	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(7)(8)	35,000	—	682		682	0
International Truck & Engine Corporation Retiree Health Benefit Trust(7)(8)	40,000	—	780		780	0
J.P. Morgan Securities Inc.(8)	10,000,000	—	195,044		195,044	0
Merrill Lynch, Pierce, Fenner & Smith(8)(11)	1,782,000	1,250,000	59,137		59,137	0
Microsoft Capital Group, L.P.(7)(8)	55,000	—	1,072		1,072	0

Selling Securityholder(1)	Principal Amount of Series A Debentures Offered(2)	Principal Amount of Series B Debentures Offered(2)	Number of Shares of Common Stock Beneficially Owned(3)(4)	Number of Shares of Common Stock Being Offered(2)(3)	Number of Shares of Common Stock Beneficially Owned After the Offering(2)(5)
National Railroad Retirement Investment Trust(7)(8)	370,000	—	7,216	7,216	0
OCM Convertible Trust(7)(8)	215,000	—	4,193	4,193	0
OCM Global Convertible Securities Fund(7)(8)	55,000	—	1,072	1,072	0
Qwest Pension Trust(7)(8)	340,000	—	6,631	6,631	0
Qwest Occupational Health Trust(7)(8)	30,000	—	585	585	0
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (7)(8)	55,000	—	1,072	1,072	0
United Technologies Corporation Master Retirement Trust(6)	506,000	—	9,869	9,869	0
UnumProvident Corporation(7)(8)	115,000	—	2,243	2,243	0
Vanguard Convertible Securities Fund, Inc.(7)(8)	1,230,000	—	23,990	23,990	0
Viacom Inc Pension Plan Master Trust(6)	77,000		1,501	1,501	0
Virginia Retirement System(7)(8)	690,000	—	13,458	13,458	0
Whitebox Diversified Convertible Arbitrage Partners, LP(12)	2,000,000	2,000,000	78,017	78,017	0

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to the Prospectus or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, if required. Information about other selling securityholders, except for any future transferees, pledgees, donees and successors of the securityholders named in the table above, will be set forth, if required, in additional supplements to the Prospectus or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(2)	Assumes the offer and sale of all Debentures and shares of common stock issuable upon conversion of the Debentures, although selling securityholders are not obligated to sell any Debentures or shares of common stock.

(3)	Assumes for each $1,000 principal amount of Debentures the initial base conversion rate of 19.5044 shares of common stock. This conversion rate is subject to certain anti-dilution and similar adjustments described in the Prospectus. As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the conversion of the Debentures as described under “Description of Debentures—Determination of Make Whole Premium” in the Prospectus. In addition, excludes fractional shares. Holders will receive a cash payment for any fractional share amount resulting from the conversion of the Debentures, as described under “Description of Debentures—Conversion Rights—General” in the Prospectus.

(4)	In addition to the number shares of common stock issuable upon conversion of the Debentures as described in note (3), also includes shares of common stock and securities convertible into shares of common stock identified to us by the selling securityholder in a selling securityholder questionnaire as owned by it.

(5)	Based on 74,193,793 shares of common stock outstanding as of December 31, 2007, none of these selling securityholders would own 1% or more of our common stock after the offering and sale of all shares issuable upon conversion of the Debentures.

(6)	Mr. John Gottfurcht, Mrs. Amy Jo Gottfurcht and Mr. George Douglas may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(7)	Oaktree Capital Management L.P. (“Oaktree”) is the investment manager of this selling securityholder with respect to the aggregate principal amount of securities set forth next to this selling securityholder’s name. It does not own any

(footnotes continued on following page)

equity interest in this selling securityholder but has voting and dispositive power over the aggregate principal amount of such securities. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by this selling securityholder, except for their pecuniary interest therein.

(8)	This selling securityholder is, or is an affiliate of, a registered broker-dealer. Each selling securityholder that is a registered broker-dealer or affiliated with a registered broker-dealer has represented to us that the Debentures and underlying shares of common stock held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the Debentures held by it or the common stock issuable upon conversion of the Debentures held by it.

(9)	Tian Xue may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(10)	Includes the number of shares the selling securityholder would be entitled to upon conversion of the Debentures that are not reflected in the table above.

(11)	This selling securityholder was one of the initial purchasers in the initial offering of the Debentures.

(12)	Andrew Redleaf may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

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